Exhibit 99.1

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Files Supplement

to Proxy Statement for Annual Meeting

LOS ANGELES, CA – (BUSINESS WIRE) – June 15, 2020 – Broadway Financial Corporation (the “Broadway”) (NASDAQ Capital Market: BYFC) reported today that it has filed a supplement with the Securities and Exchange Commission to its previously filed proxy statement for Broadway’s annual meeting of stockholders that will be held at 2 p.m. Pacific Time on June 24, 2020.

The proxy statement supplement informs stockholders that a preliminary proxy statement was filed with the SEC on June 9, 2020 by Commerce Home Mortgage, LLC (“Commerce”) and related persons and entities stating that Commerce intends to nominate a candidate for election to Broadway’s board of directors at the annual meeting and to solicit stockholder votes for such candidate in opposition to the two currently serving directors that have been nominated for reelection to the board. Commerce states that it also intends to solicit votes against the proposal to approve executive compensation on an advisory basis that is described in Broadway’s proxy statement.

As discussed in greater detail in Broadway’s proxy statement supplement, Commerce was not a stockholder of record of Broadway as of the record date for the annual meeting, which was May 1, 2020, and therefore is not eligible under Broadway’s bylaws to nominate a candidate for election to Broadway’s board of directors at the annual meeting. Accordingly, any nomination by Commerce will not be accepted if made, and votes cast for any Commerce nominee will not have any effect.

Additional Important Information. The proxy statement supplement provides additional important information for consideration by Broadway stockholders, including information regarding persons who may be deemed to be “participants” in Broadway’s solicitation of proxies for use at the annual meeting of stockholders as defined by the proxy rules of the SEC, which term includes Broadway and its directors. The proxy statement supplement may be accessed and copies of the supplement may be obtained without charge in the manner described in Broadway’s proxy statement and is also available without charge on the SEC’s website at www.sec.gov. Stockholders may also contact Alice Wong, Vice President and Corporate Secretary of Broadway at (213) 634-1700, Ext.3269 for assistance in obtaining the proxy statement and the supplement thereto.

SOURCE: Broadway Financial Corporation

Contact: Brenda J. Battey, Chief Financial Officer, (323) 556-3264; or

investor.relations@broadwayfederalbank.com